Exhibit 99.1

BeiGene, Ltd.

BeiGene Initiates New Phase 3 Trial of Anti-PD-1 Antibody Tislelizumab Combined with Chemotherapy as First-line Treatment for Patients with Advanced Squamous Non-Small Cell Lung Cancer in China

BEIJING, China, and CAMBRIDGE, Mass., Aug. 9, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, announced today that the first patient was dosed in a Phase 3 clinical trial of tislelizumab, an investigational anti-PD-1 antibody, combined with chemotherapy, as a potential first-line treatment in China for patients with Stage IIIB or IV squamous non-small cell lung cancer (NSCLC).

Tislelizumab is also being studied in global Phase 3 trials in solid tumors, including second-line NSCLC, first-line hepatocellular carcinoma, and second-line esophageal squamous cell carcinoma; two global Phase 2 trials in previously treated advanced hepatocellular carcinoma and relapsed/refractory mature T- and natural killer-cell lymphomas; a Phase 3 trial in China in non-squamous NSCLC; and two pivotal Phase 2 trials in China in relapsed/refractory classical Hodgkin’s lymphoma and second-line urothelial cancer.

“With the start of this important Phase 3 trial in China for patients with squamous NSCLC, our broad development program for tislelizumab, an advanced immuno-oncology therapy, continues to make great progress in China and globally. More than 1,500 patients have been enrolled in clinical trials with tislelizumab over the past three years, and we are excited to evaluate its potential when combined with both paclitaxel and carboplatin, the worldwide standard of care, or nab-paclitaxel (ABRAXANE®) and carboplatin, a newer regimen which has not yet gained approval in China but is approved in other geographies,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology at BeiGene.

“Despite some recent developments, available data indicate that outcomes in patients with squamous NSCLC may be worse than those in patients with other forms of lung cancer. As shown by most recent data with other checkpoint inhibitors, combining immunotherapy and chemotherapy consisting of platinum and paclitaxel or nab-paclitaxel improves anti-tumor activity and significantly improves outcomes for patients with advanced squamous NSCLC. This Phase 3 study, in addition to our Phase 3 first line trial in China for patients with non-squamous NSCLC, will assess the impact of  tislelizumab given in combination with chemotherapy, as a potential way to improve outcomes in Chinese patients with advanced lung cancer, for whom prognoses are typically quite poor,” commented Lai Wang, Ph.D., Head of China Development at BeiGene.

The Phase 3, open-label, multi-center trial is expected to enroll approximately 340 chemotherapy naïve patients with Stage IIIB or IV squamous NSCLC in mainland China who will be randomized to receive i) carboplatin and paclitaxel, ii) carboplatin, paclitaxel and tislelizumab, or iii) carboplatin, nab-paclitaxel (ABRAXANE, which is commercialized by BeiGene in China) and tislelizumab. The trial is designed to compare progression-free survival (PFS) as assessed by the Independent Review Committee (IRC) per RECIST v1.1. Key secondary endpoints include overall survival, overall response rate, duration of response, PFS by investigator assessment, and safety and tolerability.

For more information about the trial, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Non-Small Cell Lung Cancer

In China, there were an estimated 733,300 new cases of lung cancer in 2015.[1] Lung cancer is the leading cause of cancer-related death in both men and women, with an estimated 610,200 deaths in China in 2015.[1] According to the American Cancer

Society, about 80 to 85 percent of lung cancers are non-small cell lung cancer (NSCLC) and there are three main subtypes: adenocarcinoma, squamous cell (epidermoid) carcinoma and large cell (undifferentiated). For patients with advanced NSCLC, five-year survival rates are approximately 26 percent for Stage IIIB, 10 percent for Stage IVA, and 1 percent for Stage IVB.[2]

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. Discovered by BeiGene scientists in Beijing, tislelizumab is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation[3].

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve  commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

(1) Chen et al., CA Cancer J Clin, 2016.

(2) American Cancer Society. Non-Small Cell Lung Cancer. https://www.cancer.org/cancer/nonsmall-cell-lung-cancer.html. Accessed 07 February 2017.

(3) ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.